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                                                                    Exhibit 5.1

                                ALSTON & BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777

Steven L. Pottle                                      Direct Dial:  404-881-7554

                                 August 13, 1997

Renal Care Group, Inc.
2100 West End Avenue, Suite 800
Nashville, Tennessee 37203

         Re: Form S-3 Registration Statement - Resale of Stock on Behalf of Certain Selling Stockholders

Ladies and Gentlemen:

        We have acted as counsel to Renal Care Group, Inc., a Delaware corporation (the "Company"), in connection with the above referenced Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering the number of shares specified therein (the "Shares") of the Company's common stock, $.01 par value ("Common Stock"), which are being offered for the account of certain selling stockholders specified therein. The Company will not receive any proceeds from the sale of the Shares. The opinion hereinafter set forth is given to the Commission at the request of the Company pursuant to Item 16 of Form S-3 and
Item 601(b)(5) of Regulation S-K.

        This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

        In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

        Based upon the foregoing it is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

        This opinion letter is provided to you for your benefit and for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.



                                     Sincerely,

                                     ALSTON & BIRD


                                     By: /s/ Steven L. Pottle


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